Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Intercept Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	1,884,938(2)	$14.13(3)	$26,634,173.94	$110.20 per $1,000,000	$2,935.09
Total Offering Amounts				N/A	$26,634,173.94	N/A	$2,935.09
Total Fee Offsets				N/A	N/A	N/A	$0
Net Fee Due				N/A	N/A	N/A	$2,935.09

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, combination, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2) Represents the sum of (i) 1,182,918 shares (4% of the 29,572,953 shares outstanding as of December 31, 2021), plus (ii) 702,020 shares underlying certain equity awards previously issued under the Plan that have been forfeited or cancelled.

(3) Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock on December 6, 2022, as reported on the Nasdaq Global Select Market.